Exhibit 99.1

Avalon Acquisition Inc. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing December 3, 2021

SAN FRANCISCO, December 2, 2021 -- Avalon Acquisition Inc. (NASDAQ GM: AVACU) (the “Company”) announced today that, commencing December 3, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and warrants that are separated will trade on the Nasdaq Global Market under the symbols “AVAC” and “AVACW,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “AVACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the units and the underlying securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Maxim Group LLC acted as sole book-running manager of the offering.

The initial public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, at (212) 895-3500, or by visiting EDGAR on the SEC’s website at www.sec.gov.

About Avalon Acquisition Inc.

Avalon Acquisition is a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue targets in any industry, it intends to initially focus its search on identifying a prospective target business within the financial services and financial technology industries. The Company also intends to initially focus on prospective target businesses that have unseen potential for revenue growth and/or operating margin expansion with high recurring revenue and cash flow, defensible intellectual property and strong market positions. The Company is led by Executive Chairman Donald Putnam, the founder of Grail Partners and Putnam Lovell Securities, and CEO Craig Cognetti, who leads the principal investing practice at Grail Partners.

Forward Looking-Statements

This press release may contain statements that constitute “forward-looking statements,” including with respect to the Company’s search for and completion of an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for its initial public offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Avalon Acquisition Inc.

(415) 423-0010

rhsu@avalonspac.com